UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2006 (August 15, 2006)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive offices, including zip code)

(201) 307-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 15, 2006, the compensation committees (the “Committees”) of The Hertz Corporation (“Hertz”) and Hertz Global Holdings, Inc. (“Hertz Holdings”), the indirect parent company of Hertz, approved an award of non-qualified stock options of Hertz Holdings to Mark P. Frissora, the Chief Executive Officer and a director of Hertz and Hertz Holdings, in accordance with the terms of Mr. Frissora’s employment agreement, dated as of July 10, 2006, previously approved by the Committees and reported in Hertz’s Form 8-K filed on July 21, 2006.  Pursuant to the terms of his employment agreement, Mr. Frissora was awarded 800,000 options with an exercise price equal to $7.68 per share, the fair market value of a share of Hertz Holdings on the grant date (as determined by the Committees), 400,000 options with an exercise price of $10.68 per share and 400,000 options with an exercise price of $15.68 per share.  Mr. Frissora’s options were issued under, and are subject to the terms of, the Hertz Global Holdings, Inc. Stock Incentive Plan (the “Plan”) and an individual stock option agreement.

Mr. Frissora’s stock option agreement provides that if his employment is terminated without cause or if Mr. Frissora terminates his employment for good reason, a pro rata portion of Mr. Frissora’s unvested options that would have vested on the next anniversary of his employment commencement date will vest.  If his employment is terminated for any other reason, Mr. Frissora’s unvested options will be cancelled.  If Mr. Frissora’s employment is terminated for cause, his vested options will be cancelled.  If his employment is terminated due to his death or disability, Mr. Frissora’s vested options will remain exercisable for six months following his date of termination.  If his employment is terminated without cause or for good reason, Mr. Frissora’s vested options will remain exercisable for 90 days after his date of termination.  If Mr. Frissora terminates his employment without good reason, his vested options may be exercised for a period of not less than 60 days after his termination of employment.  In the event of a change in control, all of Mr. Frissora’s unvested options will vest.

Item 1.01.  Entry into a Material Definitive Agreement.
Item 1.02.  Termination of a Material Definitive Agreement.

On August 15, 2006, the Committees approved the termination by mutual agreement of stock option agreements between Craig Koch and Hertz Holdings dated as of June 12, 2006, and the cancellation of the 100,000 stock options awarded under such agreements with a per share exercise price of $5.68 (after giving effect to the exercise price adjustment occasioned by the special dividend paid by Hertz Holdings on June 30, 2006) due to a mutual mistake as to the options’ terms.  The terminated option agreements provided that Mr. Koch’s options would vest in three equal annual installments, commencing on the first anniversary of the grant date, and remain exercisable for two years following the date on which they vest.  The Board of Directors or Compensation Committee of Hertz Holdings could accelerate the vesting of an option at any time.  In addition, vesting of options would be accelerated if Hertz Holdings experienced a change in control (as defined in the Plan), unless options with substantially equivalent terms and economic value were substituted for existing options in place of accelerated vesting.  Vesting of options would also be accelerated in the event of Mr. Koch’s death or disability (as defined in the Plan).  If Mr. Koch’s employment was terminated for any reason prior to January 1, 2007, 50,000 of his options would immediately be canceled.  Upon a termination of his employment for cause (as defined in the Plan), all options held by Mr. Koch, whether vested or unvested, would immediately be canceled.  Following a termination of employment other than for cause, Mr. Koch’s unvested options would remain outstanding and become exercisable on the dates they otherwise would have vested had Mr. Koch’s employment not been terminated.  Following a termination of employment for any reason other than for cause, Mr. Koch’s vested options would remain outstanding until their normal expiration date, two years after the options vest.  Shares issued under the options would be subject to the same contractual and legal transfer restrictions that apply to the shares purchased by Mr. Koch on June 12, 2006.

In connection with the cancellation of Mr. Koch’s prior option grant, the Committees awarded 112,000 non-qualified stock options to Mr. Koch with a per share exercise price of $7.68, the fair market value of a share of Hertz Holdings as of August 15, 2006, the new grant date.  Mr. Koch’s options were issued under, and are subject to the terms of, the Plan and individual employee stock option agreements between Hertz Holdings and Mr. Koch.

The terms of Mr. Koch’s current options (other than the per share exercise price, as noted above) are the same as the terms of his prior, canceled options except that Mr. Koch’s options will vest in three equal annual installments, on June 12, 2007, June 12, 2008 and June 12, 2009 and if Mr. Koch’s employment is terminated for any reason prior to January 1, 2007, 56,000 of his options will immediately be canceled.

Item 8.01.  Other Events

On August 15, 2006, the Committees approved a special bonus of $80,000 to Mr. Koch in order to compensate him for taxes due on the shares of Hertz Holdings he bought on June 12, 2006.  The special bonus is payable on or before December 31, 2006.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Document
10. 1	Management Stock Option Agreement between Hertz Global Holdings, Inc. and Mark P. Frissora, dated as of August 15, 2006.
10.2	Employee Stock Option Agreement between Hertz Global Holdings, Inc. and Craig R. Koch, dated as of August 15, 2006.
10.3	Employee Stock Option Agreement between Hertz Global Holdings, Inc. and Craig R. Koch, dated as of August 15, 2006.
10.4	Termination Agreement between Hertz Global Holdings, Inc. and Craig R. Koch, dated as of August 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and
Chief Financial Officer

Date: August 21, 2006